Exhibit 10.12

Equity Transfer Agreement

Transferor (Party A): Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.

Legal Representative: CHEN Qiang

Transferee (Party B): LAI Zehong (identity card number: 445281198707027023)

Address: Room 510, Building 7, Guangda Industrial Town, North Liusha Street, Puning, Guangdong, China

The subject matter of this transfer: 35% of the shares held by Party A of Qianhai Asia Times (Shenzhen) International Fund Management Co., Ltd.

In accordance with the relevant laws and regulations and through friendly negotiation, Party A and Party B have reached an agreement on the transfer of 35% held by Party A of the shares of Qianhai Asia Times (Shenzhen) International Fund Management Co., Ltd. (hereinafter referred to as "target company") to Party B. On this basis, both parties sign this agreement and execute it strictly.

1. The condition of the subject matter

1) The registered capital of the target company is 50 million RMB.

2) The subject matter of this transfer is 35% of shares held by Party A of the target company.

2. The equity structure of the target company after this transfer is:

Name of Shareholder 1: ZHOU Yanru

Subscribed Capital: 22,500,000 RMB

Equity Portion: 45%

Name of Shareholder 2: LAI Zehong

Subscribed Capital: 17,500,000 RMB

Equity Portion: 35%

Name of Shareholder 3: Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.

Subscribed Capital: 10,000,000 RMB

Equity Portion: 20%

3. Representation and Warranties by both parties

1) Representation and Warranties by Party A

a) Party A is a corporation legal person established and surviving legally with an independent civil capacity.

b) Party A is the shareholder of the target company, legally holding 35% of the company's equity, and agrees to transfer the equity it holds to Party B;

c) Party A undertakes that the shares it holds and shall transfer to Party B are not guaranteed, pledged or any other third party’s interests to any other third party, without any restrictions form the judiciary.

d) Party A undertakes that the transfer of shares to Party B has been approved by its authorized decision-making body.

e) Party A undertakes to actively assist Party B in handling the relevant procedures for transfer of the shares. Party A shall not dispose of any asset of the target company and shall not provide guarantees or mortgages in the name of the target company before the relevant procedures are completed.

f) Party A confirms that before the signing of this agreement, the condition of the legal personality, legal operation and legal existence of the target company as well as the status of ownership of assets, debt and liabilities, taxation, litigation and arbitration, and other disputes, incidents or factors that may adversely affect the company, provided by the target company and itself to Party B are true, accurate and complete, without any false. And Party A is willing to bear any legal liability caused by improper disclosure of the target company and its own.

2) Representation and Warranties by Party B

a) Party B is a corporation legal person established and surviving legally with an independent civil capacity.

b) Party B agrees to acquire 35% of the shares of the target company from Party A and the relevant acts have been approved by the authority. Party B has understand the basic situation of the target company.

c) Party B guarantees that it has the ability to pay the equity transfer price.

d) Party B guarantees that it will further promote and support the development of the target company after it becomes one of it’s shareholders.

4. Transfer Price and Payment

1) Party A and Party B agree and confirm that the equity transfer price under this agreement is 24,500 RMB (TWENTY-FOUR THOUSAND AND FIVE HUNDRED RMB).

2) Party A and Party B agree that Party B shall pay the equity transfer price to Party A at once, and Party A shall issue a compliance receipt to Party B at the same time as the payment is received.

5. Conditions under which the agreement becomes effective

When these two conditions are met, this agreement shall become effective. The conditions are:

1) This agreement is signed by Party A and Party B.

2) This agreement has been authorized and approved by Party A's organ of authority (Board of Directors or Shareholders' Meeting).

6. Liability for breach of agreement

1) Party A and Party B shall both fully perform the contents stipulated in this agreement. Failure by either party to fulfill the terms stipulated in this agreement, its subsidiary or supplementary provisions shall be deemed to be a breach of agreement, and the other party shall have the right to ask it to pay the liquidated damages and compensate for the corresponding losses.

2) The liquidated damages of this agreement are 5% of the total value of the equity transfer price. The corresponding losses only refers to direct and actual losses of the party, excluding other losses.

3) When the party who complies with the agreement investigate the other one for breach of agreement, it shall have the right to request the continuation or termination of the performance of this agreement.

7. Change and termination of agreement

1) Both parties of this agreement can change or supplement this agreement by signing a written supplementary agreement by consensus.

2) Both parties agree that any of the following circumstances can result in the termination of this agreement:

a) Party A and Party B have fulfilled their obligations under this agreement and their rights under this agreement have been fully realized.

b) Party A and Party B agree to terminate this agreement by consensus.

c) The transfer referred to in this agreement has not been approved by the industry and commerce authorities for other reasons.

If this agreement is terminated for the reasons mentioned in above item (2) (3), Party A shall return in full the transfer price paid by Party B within 30 days.

3) After the termination of the rights and obligations of this agreement, the parties shall perform the obligations of notification, assistance and confidentiality.

8. Confidentiality

Neither party shall disclose or disseminate to the public or any third party any business secrets about the production, operation, investment or any other aspects of the other party which is known in the course of negotiation, signing or performance of this agreement; nor shall it use such business secrets for its own or any other person's benefit. Unless there is: (1) legal requirement; (2) public interest requirement; (3) prior written consent of the other party.

9. Supplementary articles

1) Any dispute arising from the performance of this agreement shall be settled by friendly negotiation as far as possible. If it fails to reach agreement, either party can bring the action to the people's court in the place where the agreement is signed.

2) The matters not covered in this agreement shall be settled by both parties on the principle of friendly consultation. A supplementary agreement may be signed separately and shall have the same legal effect as this agreement.

3) This agreement is in quadruplicate, each party holds one copy, the target company keeps one copy, and the remaining one is submitted to the company registration authority for the record.

Transferor (Party A): Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.

(Sealing)

Legal Representative: CHEN Qiang

Transferee (Party B): LAI Zehong

(Signing)

19 September, 2018 in Nanshan District, Shenzhen